Exhibit 4.36
Toll Manufacturing Agreement
for the Production of Solar Modules
Between
SOLARFUN POWER HONG KONG LIMITED
And

Q-CELLS INTERNATIONAL GMBH

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
THIS TOLL MANUFACTURING AGREEMENT, dated as of December 1, 2008, by and between
SOLARFUN Power Hong Kong Limited, established and existing under the laws of the Companies Ordinance Hong Kong, with offices at Unit D 11/F, Seabright Plaza 9-23 Shell Street, North Point Hong Kong (“SOLARFUN”) and
Q-Cells International GmbH, (“QCI”) established and existing under the laws of Germany with offices at OT Thalheim, Guardianstraße 16, 06766 Bitterfeld-Wolfen, Germany.
This Toll Manufacturing Agreement will be referred to hereinafter as the “Agreement”.
Throughout the course of this Agreement, both SOLARFUN and QCI may occasionally be referred to individually as a “Party” or collectively as the “Parties”.
WHEREAS
(1)	QCI is an established supplier of silicon based solar cells and is also interested in the business of providing to its customers solar energy system solutions based on silicon based solar modules.
(2)	SOLARFUN is an established supplier of solar modules to customers dealing with solar energy system solutions.
(3)	QCI will provide to SOLARFUN solar cells (“Cells”) to be assembled into solar modules (“Modules”) and QCI will purchase from SOLARFUN Modules at the agreed quantity, schedule and price as specified in this Agreement.
(4)	The Parties agree to start cooperation where SOLARFUN will use the services of the manufacturing entity Jiangsu Linyang SOLARFUN Co., Ltd. located in the city of Qidong, Jiangsu Province, China for the production of such solar modules (“SOLARFUN’s Facilities”).
(5)	The Parties believe that close cooperation between the Parties will lead to great benefits to both Parties. From this initial cooperation both Parties will study further areas of cooperation.
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, the Parties hereto agree on the following terms of this Agreement for the toll manufacturing of the Modules utilizing the said Cells.

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
§ 1. Subject Matter of the Agreement
(1)	QCI commits to the timely delivery of Cells to SOLARFUN.
(2)	SOLARFUN will manufacture the Modules with the Cells provided by QCI. Other materials and parts (e.g. glass, cables, frames, etc.) needed for the assembly of the Modules will be provided by SOLARFUN.
(3)	The technical specifications of the Modules and Cells are listed in Attachment 1 — Module Specifications and Attachment 2 — Cell Specifications, respectively. QCI reserves the right to change their Cell Specifications or to deliver other types of Cells with prior written notice to SOLARFUN.
SOLARFUN and QCI reserve the right to improve the Modules and either SOLARFUN or QCI may suggest to the other any required change in their technical specifications of the Modules. Any change of the technical specifications of the Modules requires the prior written consent of both Parties. The Parties shall not withheld their consent without good cause.
(4)	This toll-manufacturing contract is additional and is independent from any other supply agreements between the Parties, and the contractual deliveries set forth in this contract are additional and are independent from any other supply agreement(s).
§ 2. Validity, Contract Period, Termination
(1)	This Agreement comes into effect [*] but under the condition precedent that the supervisory board of Q-Cells SE gives its approval for signing this Agreement. If the approval of the supervisory board of Q-Cells SE is not given [*], the Agreement will not come into effect. The Agreement will be in force for two (2) years until December 31, 2010 (“Term”). QCI is granted an option to extend this contract for another year until December 31, 2011 at terms to be negotiated and reflecting the fact that by this point machinery and buildings dedicated to the QCI volumes [*]. This option expires on [*].
This Agreement will expire on this expiration date of December 31, 2010, without any further requirement for notice of termination, unless QCI exercises its option and an agreement can be reached.
(2)	If either Party materially breaches this Agreement, the Agreement may be terminated prior to the expiration of its Term by the other Party by giving a written notice of its intent to terminate and stating the grounds therefore (the “Termination Notice”).

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
The Party receiving the Termination Notice shall have [*] days from the date of receipt thereof to cure the specified breach or failure (“Cure Period”). In the event such specified breach or failure is cured within the Cure Period in accordance with the provisions of this Agreement, the Termination Notice shall have no further effect. In the event such specified breach or failure is not cured within the Cure Period, then the non-breaching party may immediately issue a written notice stating that the Agreement is terminated.
(3)	Providing that QCI has provided to SOLARFUN all the Cells as scheduled and complied with all of QCI’s obligations under this Agreement, SOLARFUN will be in material breach of this Agreement if: (a) the Modules are not supplied within [*] days after the delivery of the Cells to SOLARFUN’s Facilities; or (b) in [*] the delivered Modules fall below [*] percent of applicable purchase orders and SOLARFUN is the cause for this shortage; or (c) The Modules conforming to the technical specifications of Attachment 1 — Module Specifications are not supplied to QCI in accordance with the agreed quality for a period of [*].
(4)	QCI will be in material breach of this Agreement in the event that: (a) QCI fails to pay for any invoice issued by SOLARFUN within [*] days after the due date provided in the invoice; or (b) the Cells conforming to the technical specifications of Attachment 2 — Cell Specifications are not supplied to SOLARFUN in accordance with the agreed quality; quantity and schedule for a period of [*], [*] [*]. Termination due to material breach of this Agreement by QCI shall not release QCI [*].
§ 3. Cell Quantity and Schedule
(1)	The Cells shall be delivered to SOLARFUN’s Facilities according to the quantity and schedule as provided in Attachment 3 — Supply Plan, Delivery Dates and Delivery Address. In this Agreement, the term “MW” shall mean mega watt.
a. In handling the Cells and Modules during the manufacturing process, Solarfun is responsible to ensure that between the arrival of the Cells at SOLARFUN’s facilities and the handing over of the Modules to QCI at the shipment port, [*]. For the avoidance of doubt, SOLARFUN is responsible only for [*] that occurs within its area of responsibility, with each Party’s areas of responsibility further detailed below:
QCI
•	The specification of which materials to use for the Modules (in accordance with [*] in Attachments 7 and 8, respectively)

•	Supply of Cells for the manufacturing of the Modules
SOLARFUN
•	Purchase of materials according to QCI’s specifications

•	Manufacturing and workmanship of the Modules

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
b. Based on these areas of responsibility, [*] provided by QCells are specifically excluded from SOLARFUN’s area of responsibility, but only as long as those characteristics are proven [*].
c. The Parties understand that [*] referenced in the above paragraph is to be considered as a target (“Target”), and this Target will be mutually re-evaluated by the Parties [*] to determine if it needs to be adjusted (the [*]). For the avoidance of doubt, the Parties agree that improvements to this [*] are the primary responsibility of SOLARFUN.
d. At the latest [*] after the first production run, the Parties will re-evaluate the Target with the aim of confirming that the Target can and should be [*] exceed the yet to be determined threshold Target (as mentioned, the aim at this [*] Re-evaluation is to confirm that the Target can and should be [*], which assumes that the experiences [*], and also assumes that the Monthly Re-evaluations have not caused the Parties to come to a different conclusion)) SOLARFUN will [*] between QCI and SOLARFUN, and [*] at the time of reevaluation — it is understood that this [*] is brought in line with the Target.
(2)	QCI will be responsible for the [*], SOLARFUN shall [*] upon request to QCI, with the expenses [*].
(3)	SOLARFUN agrees to carefully store the provided Cells separately from other materials without incurring additional cost for QCI. SOLARFUN agrees to insure the provided Cells on its own expense against loss, fire damage, theft, and storm and water damage.
SOLARFUN assigns all its future insurance claims regarding the Cells to QCI and undertakes to provide QCI with a statement form / other document from the insurance company, which states that all payments from the insurance for compensation for damage to the Cells will be made to QCI. [*].
(4)	QCI shall have the right to request for an increase in the monthly volume by no more than [*] as long as [*]. QCI shall submit such request in writing to SOLARFUN no later than [*] days before the required shipment date from Shanghai.

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
(5)	SOLARFUN shall have the right to reduce the agreed monthly volume by no more than [*] without such reduction being considered as breach of contract [*]. SOLARFUN must notify QCI of such a shortfall in writing at least [*] days prior to the scheduled shipment date.

(6)	For avoidance of doubt, QCI’s failure to provide the Cells shall not excuse QCI from [*].
§ 4.	Module Deliveries
(1)	SOLARFUN shall deliver the scheduled Modules to Shanghai’s port within [*] days after the delivery of the Cells to SOLARFUN’s Facilities. Parties realize the significant working capital impact arising from this point and will work jointly on transport and production arrangements to bring this value down significantly during the term of this agreement.

(2)	In case of late delivery of the Cells (as against the delivery schedule in Attachment 3, which is intended to create a continuous and smooth flow of delivery of Cells and return of Modules), SOLARFUN will be entitled to postpone the delivery of the Modules for [*].

If there is a delay in delivery of the Cells and then a subsequent delivery of substantially increased volumes of Cells to make up for that delay, QCI and SOLARFUN will [*], noting that the production lines can only produce a certain number of Modules in a given time, and that, as a result, the [*] day turn-around time for Modules from Cells per section 4(1) may not be achievable.

(3)	If QCI fails to deliver the Cells as required by this Agreement, and the delay exceeds more than [*] days, QCI shall be in material breach of this Agreement as specified in section 2.

(4)	The Parties understand that the successful completion of the certification process is dependent on the Joint effort and responsibility of both QCI and SOLARFUN. In the event that certification to IEC 61215 is not completed as scheduled by [*] for reasons not attributable to SOLARFUN, [*].

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
(5)	In the event that certification to IEC 61215 is obtained [*], but certification to UL 1703 has not yet been obtained, [*]. If certification to UL 1703 has not been obtained [*]. QCI’s delivery of Cells and SOLARFUN’s production of Modules [*] (this schedule is further detailed in Attachment 3 — Supply Plan-Delivery Dates and Delivery Address). Certification institute for UL 1703 shall be Underwriter Laboratories (UL).
(6)	The Parties understand that due to the possibility of certain Module materials being of limited availability, the Modules delivered by SOLARFUN may [*]. SOLARFUN guarantees a minimum of [*] of annual deliveries [*].
§ 5.	Ownership of the Cells and Modules; Transfer of Risk
(1)	The Cells provided by QCI will continue to be owned by QCI even after they have been delivered to SOLARFUN. The Parties agree that the processing of the Cells into Modules will be performed for QCI by SOLARFUN as the manufacturer. SOLARFUN combines the Cells provided by QCI with other materials to manufacture the Modules. QCI will become the owner of the resulting combination, if SOLARFUN combines the cells provided by QCI with other materials to establish new modules.

(2)	SOLARFUN agrees to carefully store the provided cells separately from other materials of SOLARFUN without incurring additional cost for QCI. SOLARFUN agrees to insure the provided solar cells on its own expense against loss, fire damage, theft, storm, water and other natural hazards, which can normally be insured against. SOLARFUN assigns all its future insurance claims to QCI and undertakes to provide QCI with a statement form / Other document from the insurance company, which states that all payments that relate to the provided cells will exclusively be made to QCI.

(3)	The risk of loss regarding the Modules shall pass to QCI upon [*].
§ 6.	Periodical Reports
(1)	Each Party shall provide to the other Party [*] of the delivery schedule, i.e. QCI shall provide forecasts of the delivery schedule of the Cells and SOLARFUN shall provide forecasts for the delivery schedule of the Modules. The receiving Party shall issue its confirmation of receipt of the forecasts no later than [*] after receipt of such forecasts.

(2)	Within [*] of the shipment of the Cells/Modules, the sending Party shall notify the other Party of the expected date of arrival.

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
(3)	Without limiting the injured Party’s right for late delivery fees as provided in section 11 below, if either Party becomes aware of any circumstances that may cause it to materially fail to fulfill its obligation to deliver such quantities (for instance shortage of a necessary raw material required for production) and the said Party cannot overcome such failure despite use of commercially reasonable efforts, it shall give prompt written notice to the other Party describing such circumstances, together with a proposed course of action. The delayed Party shall keep the other regularly updated of the situation, including providing information regarding anticipated deliveries and when the situation will be rectified.

(4)	SOLARFUN shall notify QCI [*] by issuing a Readiness Certificate. The Readiness Certificate shall list the following information:
a.	The number of Modules ready for delivery, [*].

b.	Number of pallets to be shipped and respective shipment reference number.

c.	Data regarding [*].

d.	The quantity of Cells that have not been used.
(5)	SOLARFUN agrees to provide QCI [*] with a written inventory status signed by an authorized person. The inventory status shall include:
a.	A list of all Cells in SOLARFUN’s possession. The list must also include a cumulative inventory of all Cells from all deliveries and those which are currently in the manufacturing process.

b.	A list of all Modules produced from the Cells provided, but which have not yet been reported in the Readiness Certificate.

c.	A list of all Modules produced from the Cells provided, which have been reported in the Readiness Certificate.

d.	A list of all Modules produced from the Cells provided, which are ready for pick-up.
§ 7.	Packing, and Delivery of the Cells and Modules
(1)	[*] to SOLARFUN’s Facilities (C.I.P. to 666 Linyang Rd, Qidong City, Jiangsu Province) [*].

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
(2)	The Cell’s packing requirements are provided in Attachment 4 — Delivery units and Packaging of Cells to this Agreement. [*]

(3)	[*] to Shanghai’s port (F.O.B. Shanghai’s Port [*]

(4)	The Modules will be packaged [*] by SOLARFUN at SOLARFUN’s Facilities. Only one type of Module (one performance class) shall be placed in each container. Prior to packaging [*] SOLARFUN will store QCI’s Modules separate from modules designated for other customers.

(5)	[*] in accordance with Attachment 9 — Packaging of Modules shall be [*].

(6)	In addition to the Readiness Certificate that will be prepared per section 6(4), SOLARFUN will separately inform QCI immediately in writing after a container load with Modules has been manufactured and is ready for shipment to Shanghai’s port. QCI will arrange the pickup of the Modules at Shanghai’s port within [*] after receipt of the Readiness Certificate.

(7)	If the Modules are not picked up within [*] after receipt of the Readiness Certificate by QCI [*]. SOLARFUN agrees to store these Modules and to store them separate from other modules of SOLARFUN.
§ 8.	Quality of Cells and Modules
(1)	The solar cells delivered by QCI will be processed “genuine” (depending on and categorized by efficiency) by SOLARFUN, which means that cells of different performance / efficiency classifications cannot be used within the same module. Deviations from this policy are only possible through explicit direction of QCI.

(2)	Modules will be evaluated in accordance with the valuation criteria shown in Attachment 6 — Valuation Criteria of Modules.

(3)	Each Module will receive a unique, laminated serial number and will be measured for power output by SOLARFUN before shipment. Upon completion of every full container load, the measuring data (or the “flash data”) will be made available to QCI [*].

(4)	The final, determinative accounting of [*] will be summarized in the Inventory List. The information will [*] designated person at QCI.

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
(5)	If the [*].

(6)	Every Module will be labeled per Attachment 10 — Product Label.
§ 9.	Technical Cooperation
Both Parties recognize [*] and agree herewith the following.

(1)	Parties will cooperate [*].
a.	This [*].

b.	In order to achieve the implementation of [*], Parties will cooperate in [*] to the extent that each Party sees it makes economic sense.

c.	Parties will share information relevant [*], as long as this is not restricted by pre-existing agreements with other stakeholders, and as long as it is reasonable for the respective Party.

d.	It is understood that [*] are confidential between the Parties. New information that results from production [*] is also confidential in the same way as [*] themselves, and such new information may be used by either Party for further use in their business activities only with the prior written consent of the other Party in each single case of use. It is also understood, however, that the underlying information [*] that was provided by and belongs to a respective Party continues to belong to that Party irrespective of its inclusion [*], and may be used by that Party at their discretion.

e.	[*] per calendar year a meeting will be organized between experts from Parties to [*].
(2)	QCI and SOLARFUN will review the Module production process on a [*] basis with the objective to identify opportunities for improving the durability of the Modules.

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
(3)	QCI will [*] based on random sampling of SOLARFUN-produced Modules and help SOLARFUN in improving its processes where necessary and if reasonable for QCI. If required and reasonable for QCI, QCI will support SOLARFUN in the selection process of own testing equipment.
(4)	QCI will support SOLARFUN to improve and optimize the lamination process for [*].
(5)	QCI and SOLARFUN will work together [*].
(6)	Any invention or development derived during the course of production of the Modules shall be deemed as the [*].
(7)	The Parties acknowledge that the Technical Information provided by either Party may also be subject to legal protection as invention patents, utility models, trademarks, confidential know-how and other Intellectual Property rights (“IPR”).
(8)	The Parties acknowledge the respective Party’s IPR as provided in Attachment 12 to this Agreement.
(9)	Technical Information disclosed by either Party to the other Party shall not be regarded as a license to use the disclosed IPR for any other purpose then for the production of Modules for QCI.
(10)	The term Technical Information includes but is not limited to, technical specifications, service manual, circuit diagrams, software and other information necessary for the production of the Modules and the Cells (“Technical Information”).
(11)	QCI grants to SOLARFUN [*].
(12)	QCI grants to SOLARFUN [*].
§ 10. Price and Payment Terms
(1)	The agreed price for the manufacturing of the Modules is provided in Attachment 5 — Prices.

(2)	The price does not include value added tax which will be added if applicable.

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
(3)	SOLARFUN will send QCI an invoice upon issuance of the Readiness Certificate. QCI shall complete payment by wire transfer to SOLARFUN’s bank account within [*] upon presentation of the following transportation documents: [*]

(4)	SOLARFUN’s bank information:

Beneficiary:	Jiangsu Linyang SOLARFUN Co., Ltd.
Billing address:	Please provide input
A/C No:	1745745004
Beneficiary Bank:	Citibank (China) Co., Ltd. Shanghai Branch
Bank Address:	33F Citigroup Tower
No. 33 Hua Yuan Shi Qiao Road Lu Jia Zui Finance
and Trade Zone
Shanghai, 200120, P.R. China
SWIFT Add.	CITICNSX
Intermediary Bank:	Citibank N.A. New York
SWIFT Add.	CITIUS33
§11. Delays
(1)	QCI has the right to damages based on delivery delays, if SOLARFUN is more than [*] in delay with the delivery of Modules, provided that QCI supplies Cells conforming to Attachment 2 — Cell Specifications and per Attachment 3 — Supply Plan, Delivery Dates and Delivery Address.
(2)	SOLARFUN has the right to damages based on delivery delays in the event SOLARFUN is unable to deliver Modules for a period of more than [*] past the original scheduled due date as a result of [*].
(3)	In addition to the above, any late payment shall bear an interest rate of [*]% per year.
§ 12. Return Procedure for Defective Materials
WHEREAS it is agreed that SOLARFUN is a manufacturer only of the Modules for QCI, and SOLARFUN is responsible only for its areas of responsibility as further described in section 3(1). As a result, is not responsible for defects and / or power capability in relation to the Cells delivered by QCI to SOLARFUN.
(1)	[*] shall be made by QCI in accordance with sound business practice upon the delivery of the Module, and in no case later than [*] after delivery at QCI’S construction site. QCI shall inform SOLARFUN promptly in case of any obvious damages or other obvious defects to the Module which QCI discovers [*].

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
(2)	If the Module does not meet the Module specifications per Attachments 1 — Module Specifications and Attachment 6 — Valuation Criteria of Modules, QCI shall notify SOLARFUN in writing without undue delay after the detection and, together with the notification, submit documentary evidence whereupon [*].
(3)	SOLARFUN shall replace the Modules or refund QCI including all costs and expenses, no later than [*] after QCI completes its inspection and confirms the defect. [*] In the event both Parties cannot reach an agreement on the quality of the Modules, then the dispute resolution procedures outlined in section 15 herein should be followed.
§ 13. Warranty
(1)	SOLARFUN shall guarantee the performance of the Modules in accordance with the warranty terms attached in Attachment 11 — Manufacturer’s Guarantee (the “Manufacturer’s Guarantee”) and to the extent the performance (or lack thereof) relates to SOLARFUN’s areas of responsibility as described in section 3(1). It does not guarantee the performance of the Modules to the extent that the performance (or lack thereof) is related to QCI’s areas of responsibility as described in section 3(1). As needed, the test criteria established in IEC 61215 and UL 1703 will be used for the assessment of the Manufacturer’s Guarantee.
(2)	In addition to the Manufacturer’s Guarantee, the following is agreed:
a. SOLARFUN does not assume any responsibility for defects in the Modules which derive from or are related to any malfunction of the Cells provided by QCI, [*].
b. The Parties acknowledge that the Cells are provided by QCI, and that the design of the Modules has been qualified/approved by QCI, therefore, SOLARFUN’S obligation for all warranties expressed in Attachment 11 — Manufacturer’s Guarantee are [*].
c. The Parties acknowledge that the end user of the Modules in all cases is a customer of QCI. The Parties further acknowledge that QCI, rather than Solarfun, is privy to the agreements that QCI signs with the end user [*]. In light of this, it is agreed [*]. QCI will liaise with Solarfun on these claims to determine (1) the allocation of responsibility between QCI and Solarfun per Section 3(l)(a) of this Agreement, and 2) the solution to be offered by Solarfun under the obligations from this Contract and the Manufacturer’s Gauarantee included herein. At QCI’s indication Solarfun will provide this solution to either QCI or the End User.

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
d. If it is not clear which Party is responsible for the defect of a module, then the dispute resolution procedures outlined in section 15 herein should be followed.
§ 14. Limitation of Liabilities
(1)	[*]
(2)	SOLARFUN undertakes no responsibility for the Modules except as otherwise provided in this Agreement and its attachments.

(3)	SOLARFUN assumes no responsibility that the Modules will be fit for any particular purpose, except as provided in this Agreement.
§ 15. Dispute Resolution
(1)	If any dispute arises between the Parties relating to the interpretation, breach or performance of this Agreement, or the grounds for the termination thereof, the Parties agree that they shall first try to resolve such dispute amicably. In this regard, the CEOs (or their respective designees) of each Party shall, for a period of [*] after such dispute is formally submitted to either of such CEO in writing, attempt in good faith to negotiate a resolution of the dispute. In case the dispute involves Technical Related Matters and the Parties are unable to reach an understanding, the Parties will nominate an expert as provided in paragraph 2 of this section 15.
(2)	If the dispute involves Technical Related Matters it shall be examined by an expert appointed by [*]. The appointed expert shall provide its expert opinion regarding the function of the Modules, the Cells, and any other relevant part and the causes of the malfunction (if exists). The expert will also provide a suggestion for the adequate resolution of the dispute according to the terms of this Agreement.

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
(3)	In this Agreement the term Technical Related Disputes shall mean disputes regarding the specifications, function or malfunction of the Modules, the Cells, or other related materials (“Technical Related Disputes”).
(4)	[*]
(5)	The expert’s opinion shall be non-binding on either of the Parties, but may be used as admissible evidence if the dispute is submitted to arbitration. For avoidance of doubt, both Parties reserve the right to submit the case to arbitration pursuant to paragraph 7 of this section 15 below and to present alternative expert opinion(s) to the arbitration tribunal.
(6)	The Parties shall cooperate to fully accommodate the appointed expert and shall provide the expert the necessary assistance to promptly complete his or her tasks, including [*] in order to conduct such arbitration and get it started. [*]
(7)	Should the Parties fail to reach a resolution under this section 16, the dispute may be referred to arbitration by [*] and shall be arbitrated in accordance with its rules.
(8)	Claims under [*] shall be heard by a single arbitrator. Claims over [*] shall be conducted by a panel of three (3) arbitrators.
(9)	The arbitral award shall be final and binding upon both Parties.
(10)	The place of arbitration shall be [*] without regard to conflict of laws principles that would require application of the laws of another jurisdiction; the application of United Nations Convention on Contracts for the International Sale of Goods (CISG) shall be excluded; the language of arbitration shall be English.
(11)	Unless prohibited by applicable laws, the arbitrator(s) shall have the power to issue interim measures, including but without limitation measures for preservation of property, attachment, preliminary injunction, replevin, preservation of evidence, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute.

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
(12)	All the arbitration costs — including but not limited to the costs of the arbitrators (whether local or foreign arbitrators), all fees charged by the arbitration institution, experts’ fees, and attorneys’ fees — [*].
§16. Governing Law
The Agreement and any dispute arising in connection with the formation and performance hereof shall be governed and controlled in all respects by, and determined in accordance with, [*] without regard to any internal conflict of law provisions that would cause the laws of any other jurisdiction to apply.
§17. Force Majeure
Neither party is responsible, if they are hindered at the fulfillment of this Agreement by force majeure, [*] and other events outside the control of the Parties (“Force Majeure Event”). The non-performing Party shall give written notice to the other Party immediately in these cases. The Parties agree that they will use all reasonable technical and economical measures to eliminate the impact of the Force Majeure Event and ensure the completion of this Agreement.
§18. [*]
(1)	QCI acknowledges that SOLARFUN will use its facilities to accommodate the business volume specified in this Agreement and may enter into long term supply agreements with other suppliers to ensure the production of the Modules. Additionally, QCI acknowledges that it has been advised that SOLARFUN will undertake special obligations in order to produce the required volume, including but not limited to, [*].
(2)	The Parties agree that [*].

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
In the event [*] by measures including, but not necessarily limited to, the following:
•	Using the [*];
•	[*]

•	Not [*]

•	Using [*]
(3)	SOLARFUN will, in good faith, report [*].
§19. Confidentiality
(1)	Neither Party shall use or disclose to third parties any confidential information of the other Party and each Party shall ensure that its and its affiliates’ employees, officers, representatives and agents shall not use or disclose to third parties any confidential information and upon the termination of this Agreement shall return to the other or destroy all Confidential Information in written form.
(2)	As used herein, Confidential Information shall include all confidential or proprietary information given to one Party by the other Party, or otherwise acquired by such Party in its performance of this Agreement, relating to such other Party or any of its affiliates, including information regarding any of the products of such other Party or any of its affiliates, information regarding its advertising, distribution, pricing, marketing or strategic plans or information regarding its costs, productivity, technological advances, technical drawings, know-how (“Confidential Information”). The content of this Agreement shall also be confidential.
(3)	Confidential Information shall not include information that (a) was already known to the receiving Party at the time of its receipt thereof or is independently developed by the receiving Party, as evidenced by its written records, (b) is disclosed to the receiving Party, other than under an obligation of confidentiality, by a third party who had no obligation to the disclosing Party not to disclose such information to others or (c) is or becomes part of the public domain through no fault of the receiving Party.
§20. Final Clause
(1)	SOLARFUN does not have the right to a lien of retention for the Modules to be manufactured, especially for possible claims from other legal relationships, unless the basic claim is indisputable, legally established and in relation with this toll manufacturing contract.

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
(2)	This Agreement constitutes the entire understanding between the Parties with respect to the subject matter of the Agreement and supersedes any prior discussions, negotiations, agreements, memoranda of understanding and the like. Modifications to this Agreement may be made only in writing and signed by each Party.
(3)	The validity of the remaining Agreement is not affected, if one or more condition(s) of this Agreement become(s) invalid. The Parties agree to replace the invalid condition by a different one, which will be as close as possible to the condition of the one to be replaced in its commercial effect. Contract gaps will be handled in a similar manner.
(4)	Headings are used for convenience only and shall not be used in interpretation of this Agreement.
(5)	This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties and shall not be construed against one Party or the other as a result of the manner in which this Agreement was negotiated, prepared, drafted or executed.
(6)	Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed effective for all purposes: (a) on the date established by the sender as having been delivered personally; (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (c) on the date sent by facsimile, with confirmation of transmission; or (d) on the date transmitted to the recipient via e-mail, with confirmation of transmission, providing that the communication is received during normal business hours of the recipient, if not, then on the next business day. Such communications, to be valid, must be addressed as follows:
If to QCI, to:
Q-Cells International GmbH
OT Thalheim
Guardianstraße 16
06766 Bitterfeld-Wolfen
Germany
Attn: Dr. Marko Schulz
Email: m.schulz@q-cells.com
Facsimile: +49-30 -3083394-44

* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.
If to SOLARFUN, to:
SOLARFUN Power Hong Kong Limited
Unit D 11/F, Seabright Plaza 9-23 Shell Street
North Point Hong Kong
Hong Kong S.A.R. China
Attn: Werner Niehaus
Email: werner.niehaus@solarfun.com.cn
Facsimile: +86-21-6393-3099
or to such other address or to the attention of such person as the recipient party has specified by prior written notice to the sending party. If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized respective representatives as of the day and year first written above.

On behalf of SOLARFUN Power Hong Kong Limited	On behalf of Q-Cells International GmbH

/s/ Harold Hoskens Mr. Harold Hoskens, CEO	/s/ Marko Schulz Dr. Marko Schulz, CEO
22.12.08

On behalf of Q-Cells International GmbH

/s/ [ILLEGIBLE]